Exhibit 10.24(a)

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

DEVELOPMENT AND SUPPLY AGREEMENT

This Development and Supply Agreement (“Agreement”) is entered into as of July 9, 2009 (“Effective Date”) by and between ViewRay Incorporated, a Delaware corporation with file number 4450114 and whose principal place of business is #2 Thermo Fisher Way, Oakwood Village, Ohio 44146, USA (“ViewRay”), and Tesla Engineering Limited, a company organized under the laws of England with registered company number 02786571 and whose registered office is at Water Lane Industrial Estate, Storrington, West Sussex RH20 3EA (“Tesla”).

Background

ViewRay possesses valuable knowledge, expertise, intellectual properties and resources with regard to high performance radiation oncology devices. Tesla possesses valuable knowledge, expertise, intellectual properties and resources with regard to gradient coil devices for use in radiology applications.

ViewRay wishes to engage Tesla to develop a gradient coil device which will meet certain agreed technical specifications for incorporation into ViewRay’s Renaissance™ radiation therapy system. ViewRay also wishes to purchase from Tesla quantities of such gradient coil device.

Tesla is willing to provide ViewRay with development services for this device and is also willing to sell ViewRay quantities of such device at favorable pricing in exchange for ViewRay’s agreement to maintain exclusivity of supply during a specified period.

NOW THEREFORE, the parties agree as follows with respect to such development and supply arrangements.

1. DEFINITIONS.

1.1 Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning set forth below.

“Affiliate” means with respect to either party, any Person that, directly or indirectly, is controlled by, controls or is under common control with such party. For purposes of this definition only, “control” means, with respect to any Person, the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in such Person or the possession otherwise, directly or indirectly, of the power to direct the management or policies of such Person.

“Applicable Laws” means all applicable laws, statutes, regulations and ordinances.

“Business Day” means any day other than a Saturday or Sunday that is not a national holiday in the United States or the United Kingdom.

“Commercially Reasonable Efforts” means (i) with respect to any objective by any party, commercially reasonable, diligent, good faith efforts to accomplish such objective as such party would normally use to accomplish a similar objective under similar circumstances; and (ii) with respect to any objective relating to the development or commercialization of any product by any party, efforts and resources normally used by such party with respect to a product owned by such party at a similar stage in the development or life of such product.

“Confidential Information” means any proprietary or confidential information of either party (including but not limited to all ViewRay Intellectual Property and all Tesla Intellectual Property) disclosed to the other party pursuant to this Agreement, except any portion thereof which: (i) is known to the receiving party, as evidenced by the receiving party’s prior written records, before receipt thereof under this Agreement; (ii) is disclosed to the receiving party by a third person who is under no obligation of confidentiality to the disclosing party hereunder with respect to such information and who otherwise has a right to make such disclosure; (iii) is or becomes generally known in the public domain through no fault of the receiving party; or (iv) is independently developed by the receiving party, as evidenced by the receiving party’s written records, without access to such information.

“Control or Controlled” means, with respect to any Intellectual Property Right, the possession (whether by ownership, license, or other agreement or arrangement existing now or after the Effective Date, other than pursuant to this Agreement) by a party or an Affiliate thereof of the right to grant to the other party a license as provided herein under such Intellectual Property Right without violating the terms of any agreement or other arrangement of such party or its Affiliate with any third party.

“FCA” means “Free Carrier (named place)”, as that expression is defined in Incoterms 2000, ICC Publishing S.A.

“Intellectual Property Right(s)” means all rights in (1) U.S. and foreign utility and/or design patents, patent applications, and utility models; (2) patents issuing on the patent applications described in clause (1); (3) continuations, continuations-in-part, divisions, reissues, reexaminations, or extensions of the patents or applications described in clauses (1)-(2); (4) inventions, invention disclosures and improvements, whether or not patentable; (5) works of authorship, whether or not protectable by copyright, all copyrights to such works, including all copyright registrations and applications and all renewals and extensions thereof; (6) rights in industrial designs; (7) trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, and (8) trade secrets, Confidential Information, know-how, processes, algorithms, proprietary databases, and other proprietary information, and all tangible and intangible embodiments thereof.

“Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization, other than Tesla or ViewRay.

“Product” means a gradient coil that can be incorporated in the magnetic resonance imaging subsystem of the ViewRay Renaissance™ radiation therapy system.

“Program” means the development program described in Attachment 1. The Program commenced on or around March 1, 2009.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Program Intellectual Property” means, individually and collectively, all Intellectual Property Rights that are conceived, created, discovered, developed, generated, made or reduced to practice or fixed in a tangible medium of expression as part of or based upon or related to activities undertaken as part of the Program whether: (a) solely by one or more employees or agents of Tesla; (b) solely by one or more employees or agents of ViewRay; or (c) jointly by one or more employees or agents of Tesla and one or more employees or agents of ViewRay. Program Intellectual Property will be listed in Attachment 4, which shall be amended from time-to-time to include new Program Intellectual Property, in accordance with Section 5.3.

“Specifications” means the specifications for the Product set forth in Attachment 1, as they may be amended or supplemented by the parties pursuant to Section 2.4.

“Tesla Intellectual Property” means, individually and collectively, all Intellectual Property Rights that are conceived, discovered, developed, generated, created, made or reduced to practice or fixed in a tangible medium of expression by employees or consultants of Tesla at any time prior to the Effective Date or after the Effective Date if such Intellectual Property Rights are not based upon or related to the performance of the Program. The term Tesla Intellectual Property, however, does not include any know-how, processes, information and data which is, as of the Effective Date or later becomes, generally available to the public through no breach by ViewRay of its obligations under this Agreement. Tesla Intellectual Property that exists as of the Effective Date includes the Intellectual Property Rights described in Attachment 4A.

“ViewRay Domain” means the development, production, use, marketing, sale and support of Products to customers for use in connection with radiation oncology devices.

“ViewRay Intellectual Property” means, individually and collectively, all Intellectual Property Rights that are conceived, discovered, developed, generated, created, made or reduced to practice or fixed in a tangible medium of expression solely by employees or consultants of ViewRay at any time prior to the Effective Date or after the Effective Date if such Intellectual Property Rights are not based upon or related to the performance of the Program. The term ViewRay Intellectual Property, however, does not include any know-how, processes, information and data which is, as of the Effective Date or later becomes, generally available to the public through no breach by Tesla of its obligations under this Agreement. ViewRay Intellectual Property that exists as of the Effective Date includes the Intellectual Property Rights relating to gradient coil design described in Attachment 4B.

1.2 Other Defined Terms. The following terms shall have the meanings set forth in the section appearing opposite such term:

“Acceptance”	Section 2.3
“Act”	Section 4.1
“AER”	Section 4.3
“affected party”	Section 10.14
“Agreement”	Recitals
“Applicable Standards”	Section 4.1
“Bankruptcy Code”	Section 5.1
“Change Control Document”	Section 2.4

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Change Request”	Section 2.4
“Deliverable(s)”	Section 2.3
“Deposit Materials”	Section 3.10
“disadvantaged party”	Section 10.14
“Effective Date”	Recitals
“Escrow Agent”	Section 3.10
“Escrow Agreement”	Section 3.10
“FDA”	Section 4.2
“Force Majeure”	Section 10.14
“Forecast”	Section 3.2
“Full Production”	Section 3.2
“Indemnifying Party”	Section 8.4
“ISO”	Section 4.1
“Losses”	Section 8.2
“MDR”	Section 4.3
“Net Sales”	Section 5.5
“Purchase Order”	Section 3.3
“Regulatory Authority”	Section 4.2
“Response Period”	Section 2.4
“RMA”	Section 3.9
“Rules”	Section 10.2
“SOPS”	Section 4.3
“Term”	Section 9.1
“Tesla”	Recitals
“Tesla’s Cost of Goods Sold”	Section 3.5
“Tesla Indemnified Party(ies)”	Section 8.3
“ViewRay”	Recitals
“ViewRay Indemnified Party(ies)”	Section 8.2.

2. DEVELOPMENT PROGRAM

2.1 Development of Product. The Program is directed toward the development of a Product that meet the applicable Specifications set forth in Section A of Attachment 1 (including the documents referenced therein) and is expected to have a duration of twelve (12) months. It is understood and agreed that Tesla will use its Commercially Reasonable Efforts to complete the Program and deliver a Product that meets the applicable Specifications; delivering a detailed design for the Product that satisfies the Specifications detailed in Section A of Attachment 1 within six (6) months after the Effective Date and delivering a prototype Product that satisfies the Specifications detailed in Paragraph 2 of Attachment 1 within nine (9) months after the Effective Date.

2.2 Progress Reports. (a) ViewRay and Tesla shall periodically meet, in person or by telephone or videoconference at such times and places as are mutually agreed upon, for Tesla to provide ViewRay with an update on the status of the progress of the Program. ViewRay and Tesla shall each be responsible for its own expenses incurred in connection with attending such meetings. The parties’ representatives for purposes of meetings under this Section 2.2 will be Tesla’s Operations Director, or closest equivalent existing at the time, and ViewRay’s Director of MRI Engineering, or closest equivalent existing at the time.

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(b) Tesla shall provide ViewRay in advance of each meeting pursuant to Section 2.2(a) an agenda for such meeting and reasonably-detailed written reports describing the results of the Program, including difficulties encountered in achieving the technical objectives of the Program during the period since their last meeting. It is understood and agreed that neither party may change the Specifications without the consent of the other party using the procedure set forth in Section 2.4.

2.3 Deliverables. (a) Tesla shall deliver each deliverable due under Attachment 1 (each, a “Deliverable”) to ViewRay’s Oakwood Village, Ohio facility in accordance with the schedule in Attachment 1. Prior to shipment ViewRay shall inspect the Deliverable and test such Deliverable against the applicable Specifications which may include installation and imaging with the Deliverable at Tesla’s facility. If ViewRay accepts the Deliverable, ViewRay shall acknowledge its acceptance (“Acceptance”) of the Deliverable in writing. If ViewRay rejects the Deliverable, ViewRay shall provide Tesla with notice of rejection, including a reasonably specific description of the deficiencies alleged. Tesla will use Commercially Reasonable Efforts to cure any such deficiencies in an expedient manner and either “re-deliver” such Deliverable to ViewRay within ten (10) Business Days following the notice of rejection or, if Tesla cannot accomplish such re-delivery within such 10-Business Day period deliver to ViewRay within such 10-Business Day period a plan for curing said deficiencies. If Tesla makes re-delivery of the Deliverable, ViewRay shall, following its receipt of the re-delivered Deliverable, accept or reject the Deliverable using the procedure specified above. If Tesla instead provides a correction plan for such Deliverable, ViewRay shall within five (5) Business Days following receipt of such correction plan either agree to, offer modifications of or reject said correction plan. The parties shall repeat the above process until the earlier of the date that a mutually acceptable correction plan is agreed or thirty (30) Business Days following ViewRay’s notice of rejection. If the parties are unable to agree on a mutually acceptable correction plan, and do not extend the timeframe for reaching an accepting a mutually acceptable plan, then ViewRay may terminate this Agreement and ViewRay will “return” the Deliverable to Tesla and Tesla shall, within thirty (30) days following receipt of the rejected Deliverable, return to ViewRay all sums (if any) paid by ViewRay to Tesla for the Deliverable that is the subject of such rejection (but shall not be required to return the funding provided pursuant to Paragraph 1 of Attachment 2 through the date of termination). If the parties do agree upon a correction plan, then Tesla shall perform such correction plan and “re-deliver” the Deliverable within the agreed time period. ViewRay shall, following its receipt of the re-delivered Deliverable, accept or reject the Deliverable using the procedure specified above. The process specified in this Section 2.3 shall be repeated until the earliest of the date: (i) ViewRay accepts the re-delivered Deliverable; or (ii) ViewRay rejects the Deliverable two (2) times for failure to comply with the Specifications; or (iii) one hundred eighty (180) days elapses from the initial notice of rejection. If the parties are unable to resolve such nonconformity within such time period, then ViewRay may terminate this Agreement and ViewRay may “return” the Deliverable to Tesla and Tesla shall, within thirty (30) days following receipt of the rejected Deliverable, return to ViewRay all sums (if any) paid by ViewRay to Tesla for the Deliverable that is the subject of such rejection (but shall not be required to return the funding provided pursuant to Paragraph 1 of Attachment 2 through the date of termination. For the avoidance of doubt all inspection, testing and Acceptance of the Deliverables by ViewRay shall occur at Tesla’s facility prior to shipment.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) It is understood and agreed that the Deliverables need not be error-free to have achieved the requirements for ViewRay to make payment of the progress payments (if any) specified in Attachment 2, but if any Deliverable delivery or redelivery contains errors that individually or in the aggregate adversely affect ViewRay’s ability to use such Deliverable in accordance with the applicable Specifications, ViewRay may rightfully reject such Deliverable delivery or redelivery. Notwithstanding the foregoing, Acceptance will not relieve Tesla of its obligation to fix all identified errors in a timely fashion. ViewRay’s obligations to pay for the Deliverables are subject to Acceptance, ViewRay shall have no obligation to pay for Deliverables except to the extent they are the subject of ViewRay’s Acceptance.

(c) ViewRay will use Commercially Reasonable Efforts to test each Deliverable as quickly as practicable and in any event within thirty (30) days of “delivery” of such Deliverable.

2.4 Changes. (a) During the Program, ViewRay may request amendments to Attachment 1 to effect changes in the Specifications. If ViewRay wishes to make a change it shall notify Tesla of the requested change specifying the change with sufficient details to enable Tesla to evaluate it (a “Change Request”). Within ten (10) Business Days following the date of Tesla’s receipt of a ViewRay Change Request, Tesla shall deliver a document that: (i) assesses the impact of the change on the schedule, and (ii) incorporates a description of the requested change and the cost therefor (a “Change Control Document”).

(b) Within ten (10) Business Days following ViewRay’s receipt of a Tesla Change Control Document (“Response Period”), ViewRay will notify Tesla whether or not it accepts the Change Control Document. If ViewRay accepts the Change Control Document, then the provisions of this Agreement shall be deemed amended to incorporate such change in accordance with the Change Control Document. If ViewRay notifies Tesla not to proceed within the Response Period, then the Change Request shall be deemed withdrawn and Tesla shall take no further action in respect of it. If Tesla has not received any notice by the expiration of the Response Period, then ViewRay shall be deemed to have advised Tesla not to proceed. A separate Change Control Document will be required for each Change Request but a Change request may include multiple changes; and each Change Control Document will become subject to this Agreement when signed by Tesla and ViewRay.

(c) Tesla may not make any changes in the form, fit, function, design, manufacturing process, manufacturing location or appearance of the Products or the Specifications without ViewRay’s prior written approval, which shall not be unreasonably withheld. Tesla may recommend amendments to Attachment 1 to effect changes in the Specifications if necessary to respond to difficulties encountered in achieving the technical objectives of the Program. If Tesla wishes to recommend a Change Request, it shall notify ViewRay of the requested change and provide ViewRay with a Change Control Document and the provisions of Section 2.4(a)-(b) shall apply.

(d) It is the intent of the parties that the Specifications have been defined broadly enough and with sufficient detail to accomplish ViewRay’s goal for the Product without price increases even if the services are changed pursuant to this Section 2.4; provided that such changes, as documented in a Change Control Document, do not change the scope of the tasks contemplated by the Specifications.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.5 Success Criteria. If the Product prototype delivered in Phase 2 of the Program meets the applicable Specifications, then the provisions of Section 3 shall take effect. If the Product prototype delivered in Phase 2 of the Program does not meet the Specifications or if ViewRay and Tesla determine during the course of the Program that the results of the Program are unsatisfactory; which determination shall be made with reference to the prospects for realizing Products that meet the Specifications then in each case they may mutually agree to terminate the Program under Section 9.2(b). If the parties do not agree with respect to termination of the Program, they shall resolve such dispute using the procedure specified in Section 10.2(a)-(b).

3. PURCHASE OF PRODUCTS AND TERMS OF SALE

3.1 Supply. If the Products meet the Specifications then ViewRay will purchase from Tesla during the period ending on the fifth anniversary of the Effective Date ViewRay’s requirements for the Products.

3.2 Purchase Forecasts. At least one hundred twenty days (120) days prior to the first delivery to ViewRay of commercial Products, ViewRay will deliver to Tesla a six month (6) month rolling forecast (the “Forecast”). The Forecast will cover the 6 months commencing with and including the calendar month in which the first delivery of Products is to occur. After delivery of the initial Forecast, the Forecast will be updated on a [monthly] basis. During the period prior to the date when ViewRay Product demand (as measured by units of Product received by ViewRay) averages [***] or more Products per month over a [***] period the Forecast shall be non-binding until [***] prior to the forecast shipment date at which time the quantities become binding on ViewRay. Thereafter (the “Full Production Period”) the Forecast shall be non-binding until [***] prior to the forecast shipment date at which time the quantities become binding on ViewRay.

3.3 Product Orders. ViewRay will submit to Tesla firm written purchase orders (each a “Purchase Order”) for the purchase of Products at least sixty (60) days prior to the specified delivery date of the ordered Products. Each Purchase Order will specify the quantity or, if more than one shipment is requested, quantities of Products ordered, the requested delivery date or dates, and ship-to locations. Orders will be placed by ViewRay to Tesla by email or facsimile, or by other means agreed upon by the parties, to an address provided by Tesla, which will initially be, [***] copied to [***]. In the case of conflict between the provisions of this Agreement and either the standard printed terms of any Purchase Order or the standard printed terms of sale of Tesla, the provisions of this Agreement will control. Purchase Orders may not be cancelled, but ViewRay may delay shipment for up to thirty (30) days with notice to Tesla delivered at least thirty (30) days prior to the scheduled delivery date.

3.4 Acceptance; Obligation to Supply. (a) Tesla will acknowledge all Purchase Orders within five (5) Business Days following receipt of same and will deliver all orders per the P.O. delivery dates so long as those delivery dates are consistent with the forecasted delivery schedule with any modifications per section 3.3. In the event that the P.O. specifies delivery dates which are inconsistent with the forecast and reschedule delivery provisions of 3.3, Tesla will notify

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ViewRay of said discrepancy within five (5) Business Days following receipt of same along with best available dates for said product. Tesla will accept all Purchase Orders for a particular calendar month to the extent that the Purchase Order (i) is consistent with the forecast and rescheduling provisions of section 3., and (ii) requires delivery no less than sixty (60) days following the date on which Tesla receives the Purchase Order. Tesla will not be in breach of this Section 3.4 if Tesla’s failure to supply Products is due to a Force Majeure event or if Tesla’s failure is limited to quantities in excess of the quantities specified in the binding Forecast period.

(b) Each party will promptly notify the other party of any circumstances that it believes may be of importance as to Tesla’s ability to meet ViewRay’s needs for the Products in a timely manner. If the Forecasts indicate that ViewRay’s need for the Products will exceed Tesla’s existing capacity to supply the Products, the parties will determine in good faith whether Tesla successfully can expand its production capacity so as to meet ViewRay’s needs in a timely manner.

3.5 Pricing. (a) The prices for the Products supplied to ViewRay pursuant to this Section 3 shall be agreed by the parties not later than [***] following the Effective Date; provided, that if the parties cannot agree upon pricing for the Products within such period, then the pricing shall be fixed at Tesla’s Cost of Goods Sold for such Products plus [***] percent ([***]%)]. “Tesla’s Cost of Goods Sold” shall mean the [***] (including [***] of said Product) plus [***] allocated to the Product in accordance with [***]. The cost of Tesla’s [***]. Tesla will adjust the [***] of the [***] to reflect [***] by the [***] for the most recent [***].

(b) If the pricing for Products is based upon Tesla’s Cost of Goods Sold then Tesla shall provide ViewRay upon request with back-up cost information for cost components for [***].

(c) Once Full Production levels are achieved, the pricing of Products, if [***], will be subject to a [***] the terms of which will be specified at the time of the agreed pricing and will be attached as Paragraph 8 of Attachment 2.

3.6 Payment. (a) All payments under this Section 3 will be made by check or wire transfer. Payments will be made in US Dollars as indicated in this Agreement or in another currency by mutual agreement of the parties. All amounts due under this Section 3 will be due within forty five (45) days of receipt of invoice. Tesla will invoice ViewRay upon shipment.

(b) If ViewRay fails to make any payment due to Tesla under this Agreement by the due date for payment, then, without limiting Tesla’s remedies under Section 9.2, the overdue amount shall accrue interest at the rate of 4% per annum above LIBOR for the due date from the due date until the date of actual payment of the overdue amount. This Section 3.6(b) shall not apply to payments that ViewRay contests in good faith using the procedures in Section 10.2 during the pendency of such dispute; provided that in the event ViewRay does not prevail in such dispute then [***] from the [***].

3.7 Resale Prices. Nothing contained herein shall be deemed to limit in any way the right of ViewRay to determine the prices at which, or the terms on which, the Products purchased by ViewRay may be resold by ViewRay as part of ViewRay products or services.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.8 Shipping. Tesla shall arrange for shipment and invoicing to ViewRay of the Products ordered by ViewRay via common carrier, FCA Tesla’s facility. ViewRay shall pay all transportation, customs, duties and other governmental charges, if any, relating to the importation and sale of the Products, and shall have all responsibility for storing and clearing the Products through all customs and importation requirements.

3.9 Defective Product. (a) Tesla will at its expense and at no further cost to ViewRay replace Products that do not conform to the applicable warranties specified in Section 7.2 during the applicable warranty period specified therein using the procedure specified in this Section 3.9. ViewRay will notify Tesla in writing of any alleged defect of Product, will request a Return Material Authorization (“RMA”) number and will within 30 days of receipt of such RMA number return such Product to Tesla freight prepaid and properly insured, along with a reasonably detailed statement of the claimed defect and proof of date of purchase. Such notice and statement may be sent to an email address provided by Tesla, which will initially be [***] with a copy to [***]. Tesla will use Commercially Reasonable Efforts to deliver replacement Product to ViewRay or its designated customer freight prepaid and properly insured with earliest delivery which can be obtained subject to sub Tesla and/or Tesla availability of said parts; provided, that for those Product components that are the subject of Section 3.9(b), ViewRay may elect to use the procedure described in Section 3.9(b) to replace the applicable Product components. In the event that Tesla reasonably determines that any allegedly nonconforming Product is in fact not defective (including Product that has been modified, misused, abused or the subject of unauthorized repair), Tesla will notify ViewRay in writing and ViewRay will reimburse Tesla for all reasonable costs and expenses related to the inspection, the cost of the replacement Product (if any), and the cost of the return of such Product to ViewRay (if applicable). ViewRay will only return Products to Tesla with Tesla’s prior written approval. If ViewRay disputes Tesla’s determination that a Product is not defective, the dispute will be discussed and resolved using the procedure provided in Section 10.2.

3.10 Manufacturing Rights. (a) If Tesla fails to supply Product ordered by ViewRay in accordance with the Section 3.3, in accordance with the terms of this Agreement regarding the quantity or quality of Products supplied to ViewRay, then Tesla shall use Commercially Reasonable Efforts to remedy the problem or secure an alternative source of supply within [***] at no cost to ViewRay, and any such alternative source of supply shall be on terms substantially identical with the terms of this Agreement. If Tesla is unable to remedy the problem or secure an alternative source of supply within [***] after its initial failure to supply, then Tesla shall consult with ViewRay and the parties shall work together to remedy the problem. If Tesla is unable to remedy the supply problem after [***] (or longer as agreed in writing by the parties), commencing with the date upon which such failure to supply began, then ViewRay may at its option, and upon notice to Tesla, manufacture the Products itself or through a third party in accordance with the provisions of Section 3.10(b).

(b) If ViewRay notifies Tesla that ViewRay will manufacture the Products itself or through a third party, then: (i) ViewRay shall pay Tesla the sum of $5,000,000 and purchase all of Tesla’s applicable tools, dies, fixtures, drawings, and other information and tangible items necessary to manufacture Products that conform to the Specifications; and (ii) Tesla shall (1) cooperate with ViewRay to cause the release of the Deposit Materials (as defined in Section 3.10(c)); and

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(2) provide ViewRay or its designee, upon request, with reasonable assistance in establishing a back-up manufacturing line, having reference to Tesla’s then existing resources. ViewRay shall pay Tesla’s reasonable travel and living expenses in providing such assistance. ViewRay shall require any third party ViewRay designates to manufacture Products pursuant to this Section 3.10, to agree in writing to observe the terms of this Agreement relating to confidentiality and the manufacture of Products. It is understood and agreed that ViewRay’s access to Deposit Materials pursuant to this Section 3.10(b) is conditional upon ViewRay’s payment to Tesla of $5,000,000 (and Tesla’s delivery of all of Tesla’s applicable tools, dies, fixtures, drawings, and other information and tangible items necessary to manufacture Products that conform to the Specifications) as provided in Section 3.10(c).

(c) On the Effective Date or as soon as is reasonably practicable thereafter, the parties shall enter into a escrow agreement (the “Escrow Agreement”) with DMH Stallard LLP, Gainsborough House, Pegler Way, Crawley, West Sussex RH11 7FZ, England (the “Escrow Agent”) containing terms acceptable to the parties and the Escrow Agent. The Escrow Agreement shall provide, among other provisions, that Tesla shall deposit within forty (40) Business Days following the date that the design for the Products is completed (estimated to be within six months after the Effective Date) and maintain in escrow information necessary to enable ViewRay or its designee to manufacture Products conforming with the Specifications (and any enhancements, modifications, upgrades, corrections, and components to the Product developed during the term of this Agreement), including any drawings, manufacturing instructions, testing equipment vendors (and detailed modification notes for any modifications made to such testing equipment for purposes of testing the Products) equipment settings, supply chain information, costed bills of materials, testing procedures, or other information as well as any manuals, programmers notes, and other materials needed to access and use such materials (collectively, the “Deposit Materials”). The escrow described in this Section 3.10(c) will be created and maintained at ViewRay’s cost and expense. The Deposit Materials shall be released to ViewRay in accordance with the terms of the Escrow Agreement, in the event that: (i) Tesla is in breach of its obligations under this Agreement and fails to cure such breach within the time period set forth in Section 9.2, and then upon the date such cure period has elapsed; or (ii) Tesla makes a general assignment for the benefit of its creditors or a receiver or administrative receiver is appointed over any of Tesla’s assets, or an order is made or any petition is presented (other than a petition which is discharged within 60 days of its presentation and before it is advertised) by Tesla, any creditor or otherwise, for the winding up, dissolution, liquidation or reconstruction of Tesla or for the making of an administration order in relation to Tesla or the freezing or other attachment of Tesla’s assets, or any resolution is passed for the voluntary winding up of Tesla; or any proceeding or step analogous to any of the foregoing events or circumstances described in this Section 3.10(c)(ii) is taken in any jurisdiction, and then upon the occurrence of such event or circumstances, save in the case of the presentation of a petition when the Deposit Materials shall be released to ViewRay upon the day on which the 60 day period following such presentation has elapsed without discharge PROVIDED THAT ViewRay shall not seek release of the Deposit Materials from the Escrow Agent pursuant to this Section 3.10(c)(ii) in the event and for so long as Tesla or any liquidator, administrator, receiver or administrative receiver or trustee in control of Tesla’s assets continues to perform (or cause Tesla to perform) Tesla’s obligations under this Agreement. A copy of the Escrow Agreement is attached as Attachment 3.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d) Upon release of the Deposit Materials in accordance with the Escrow Agreement, Tesla hereby grants ViewRay a limited, non-exclusive, license to use, reproduce, and modify the Deposit Materials as necessary to manufacture (or have manufactured on its behalf by a third party) the Products. The Deposit Materials will be treated as Confidential Information of Tesla and ViewRay will restrict disclosure of the Deposit Materials to those of its employees to whom it is necessary to disclose such Confidential Information in connection with the performance of their duties hereunder. Receipt by ViewRay of the Deposit Materials pursuant to this Section 3.10 does not convey title or ownership of the Deposit Materials, which shall remain with Tesla and all Deposit Materials will continue to be treated as Tesla Confidential Information following the release thereof.

3.11 Changes. (a) The Product Specifications for “commercial” Product supplied pursuant to this Section 3 may be modified or changed only by ViewRay. ViewRay shall use the procedure specified in Section 2.4(a)-(b) to request such modifications or changes, except as modified in this Section 3.11. To the extent that any such modification or change results in an increase or decrease in the cost of manufacturing any Product or requires additional capital investment or other material changes to the manufacturing process, the parties shall jointly examine and mutually agree upon the consequences thereof and shall make an appropriate increase or decrease to the purchase price of such Product arising from such modification or change. In the event that any such change or modification results in the obsolescence of any raw materials, work-in-process, and/or finished materials, the cost of any such obsolescence shall be the sole responsibility of ViewRay to a maximum of material value attributable to open purchase orders and any additional Product in the then current Forecast with planned shipment within (3) months of the change date. At least four (4) weeks prior notice is required for any requested Product Specifications change pursuant to this Section 3.11; provided, however, that if any requested Product Specifications change requires additional regulatory approval(s), the implementation of such requested change shall in no event be required until four (4) weeks after such approval(s) have been obtained. Tesla shall not be required to implement any change to the Product Specifications that it reasonably believes will prevent it from being able to perform in accordance with the terms of this Agreement unless such terms are modified. If Tesla notifies ViewRay that it believes the preceding sentence is applicable the parties shall meet and attempt to resolve the matter within ninety (90) days using the procedure specified in Section 10.2 if necessary; during any such period the Product will continue to be manufactured under the Product Specifications without such modification. If the parties are unable to resolve such matter within such 90-day period, then ViewRay may terminate this Agreement in accordance with Section 9.2(b) and Tesla shall continue to supply the Product to ViewRay under the Product Specifications without such modification for a period of up to [***] using the procedure specified in Section 9.3(c).

(b) Tesla will not alter, modify, add to, or otherwise change the Product Specifications, Product, or any materials, suppliers or manufacturing techniques used in the design or production of the Products that will or may possibly effect the form, fit or function of the Products without ViewRay’s prior written approval. ViewRay may require Tesla to make changes in raw materials or processes subject to a mutually agreed price adjustments. Tesla may rebalance its production line in its reasonable business judgment; provided that the rebalancing makes no change to and has no effect on the form, fit or function of the Products. ViewRay will not make any changes to the Product Specifications without notifying Tesla in accordance with section 3.11(a).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4. QUALITY ASSURANCE; SUPPORT

4.1 Manufacturing Practices; Testing. Tesla shall manufacture the Products supplied pursuant to Section 3 in accordance with the quality standards set out in Attachment 5 and the Specifications. Tesla will install and maintain effective quality control systems, conduct quality assurance testing and keep comprehensive process control records conforming to (1) standards provided or approved by ViewRay and comparable to such process or processes conducted by ViewRay at its factory for its own similar products; (2) appropriate best practices, including the then applicable good manufacturing practices regulations of the International Organization for Standardization (“ISO”) under ISO 9001 certification, ISO 13485 certification and ISO 14001 certification that apply to the manufacture of the Products (“Applicable Standards”); and (3) other requirements set forth herein.

4.2 Regulatory Approvals. ViewRay will have sole responsibility and authority for obtaining and maintaining regulatory clearance of the ViewRay system incorporating the Product (and all improvements or variations to the Product developed during the term of this Agreement), including without limitation obtaining and maintaining marketing clearance from the U.S. Food and Drug Administration (“FDA”) under 21 CFR Part 807 or comparable regulations or comparable regulations of any other supra-national, regional, national, state, or local regulatory agency or authority that has authority to grant registrations, authorizations and approvals necessary for the commercial manufacture, distribution, marketing, promotion, use, importation, exportation and sale of the ViewRay system incorporating the Product (each, including the FDA, a “Regulatory Authority”). All regulatory filings with the FDA or any other Regulatory Authority relating to the ViewRay system incorporating the Product will be made in the name of ViewRay or its designee and ViewRay will be responsible for maintaining the Device Master Record for such system. Tesla shall obtain a UL 60601 certification for the Product from Underwriters Laboratories, Inc. and maintain such UL 60601 certification for the Product.

4.3 Quality Assurance Inspections. (a) During regular business hours and upon reasonable advance notice and in a manner that does not disrupt or interfere with the business of Tesla, Tesla will permit ViewRay and its agents and its customers to inspect the facilities of Tesla and provide access to Tesla’s manufacturing quality control documentation related to the Products to the extent necessary for, and for the purpose of assessing Tesla’s compliance with this Agreement. As a condition of provision to ViewRay agents or ViewRay customers of access to Tesla’s facilities and documentation, all information obtained by ViewRay agents or ViewRay customers as a result of such access will be Tesla Confidential Information for purposes of this Agreement. Tesla may require any agent or customer of ViewRay seeking access to Tesla’s facilities under this Section 4.3(a), as a condition to such access, to execute a standard confidentiality agreement with Tesla under which such agent agrees to treat information disclosed during such inspection as the Confidential Information of Tesla under terms and conditions no less restrictive than the terms contained in Section 6.2.

(b) If an inspection pursuant to Section 4.2(a) reveals that the facilities used to manufacture Products do not satisfy the Applicable Standards requirements in all material respects, then ViewRay will promptly provide to Tesla written notice of such fact, which notice will contain in

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

reasonable detail the deficiencies found in the manufacturing facilities and, if practicable, those steps ViewRay believes Tesla should undertake in order to remedy such deficiencies. Tesla will respond to such notification of deficiencies, remedy such deficiencies within a reasonable period of time after receipt of such written notice and provide evidence of this corrective action to ViewRay as requested.

(c) Tesla will maintain manufacturing quality documentation and will certify that Product was manufactured and tested in accordance with the applicable Specifications and Applicable Standards and UL 60601 requirements. ViewRay may request copies of such certifications as part of the inspections permitted under Section 4.3(a).

(d) Tesla will comply with Applicable Standards requirements in its manufacturing of the Products. Prior to shipping any Product, Tesla will carry out the Product tests specified in the applicable Specifications on each Product. If a Product or any part of a Product fails to meet the Specifications, the Product will be repaired or replaced by Tesla as set forth in Section 7.4.3 and the relevant test will be repeated until such Product passes such test requirements. No Product will be shipped to ViewRay or its designee without passing all tests specified in the Specifications. Certification of conformance and/or test reports will be provided on request with each unit as evidence of compliance.

4.4 Recalls. (a) Prior to the commercial release of the ViewRay system incorporating the Product, ViewRay will provide Tesla with ViewRay’s standard operating procedures (“SOPs”) as to recalls. If either party becomes aware of information about any Product indicating that it may not conform to the applicable Specifications, it will promptly so notify the other party. The parties will promptly confer to discuss such circumstances and to consider appropriate courses of action, which courses of action will be consistent with the SOPs. ViewRay will have the right to initiate, and will bear all costs associated with, a recall, withdrawal, or field correction of the Product for any reason; provided that ViewRay may proceed against Tesla pursuant to Section 7.3 if such recall, withdrawal, or field correction of the Product is the direct result of (i) any breach by Tesla of its duties under the Agreement or (ii) Tesla’s negligence or willful misconduct.

(b) With respect to any recall, withdrawal, or field correction of a Product, ViewRay or its designee will be responsible for coordinating all of the necessary activities in connection with such recall, withdrawal, or field correction. ViewRay and Tesla will coordinate any statements to customers and the media, including, but not limited to, press releases and interviews for publication or broadcast and neither party will issue any such statements without consulting with the other and neither party shall identify the other party in any such statements without the other party’s written consent, not to be unreasonably withheld, except as required by a Regulatory Authority. The parties will reasonably cooperate with each other in the conduct of such activities and will perform any acts reasonably requested by the other party to facilitate the recall, withdrawal or field correction. Each party will keep the other party fully informed of progress and in relation to all material decisions or actions such party undertakes pursuant to this Section 4.3(b).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) Each party will promptly (within 2 working days) notify the other party in writing of any event or complaint that gives rise or could give rise to the need to file a Medical Device Report (an “MDR”) within the meaning of the Federal Food, Drug and Cosmetic Act of 1941, as amended (the “Act”) or similar report under the laws or regulations administered by any Regulatory Authority (collectively, an “AER”), with respect to any Product or the manufacture, distribution or use thereof in accordance with the MDR regulation, 21 C.F.R. Part 803 or similar regulations covering AER’s. Each such written notice will be Confidential Information under this Agreement. If, as a result of any corrective action or any final, non-appealable or non-appealed governmental or court action, an AER is required to be issued for any Product sold hereunder, ViewRay will bear the costs and expenses of and will be responsible for all corrective actions associated with such AER but may proceed against Tesla pursuant to Section 7.3 if such AER is the direct result of (i) any breach by Tesla of its duties under the Agreement or (ii) Tesla’s negligence or willful misconduct.

5. LICENSES; PROPRIETARY RIGHTS

5.1 Tesla Licenses. (a) Tesla hereby grants to ViewRay and ViewRay hereby accepts, a worldwide, perpetual, paid-up and royalty-free (except as otherwise set forth in Section 3.10) license, including the right to grant sublicenses, to use the Tesla Intellectual Property Rights and the Program Intellectual Property Rights owned by Tesla for the purpose of developing Products and delivering services that embody or utilize the Products to customers within the ViewRay Domain. ViewRay will not use Tesla Intellectual Property for any other purpose, without Tesla’s prior written permission and ViewRay shall not grant, or attempt to grant, a sublicense under this Section 5.1(a) to use Tesla Intellectual Property Rights, including the Program Intellectual Property Rights owned by Tesla outside the ViewRay Domain without the express written consent of Tesla.

(b) The license granted under Section 5.1(a) excludes the right to sublicense or otherwise practice the Tesla Intellectual Property and the Program Intellectual Property owned by Tesla for the purpose of making or having made Products except as otherwise provided under Section 3.10.

(c) The license granted under this Section 5.1 shall be treated as a license of rights to “intellectual property” (as defined in Section 101(56) of Title 11 of the United States Code, as amended (the “Bankruptcy Code”)) for purposes of Section 365(n) of the Bankruptcy Code. The parties agree that ViewRay may elect to retain and may fully exercise all of its rights and elections under the Bankruptcy Code provided, that it abides by the terms of this Agreement.

(d) It is understood and agreed that the Program commenced on or around March 1, 2009 and that accordingly, the provisions of this Section 4 with respect to Program Intellectual Property Rights are intended to operate with respect to any Program Intellectual Property conceived, created, discovered, developed, generated, made or reduced to practice or fixed in a tangible medium of expression as part of or based upon or related to activities undertaken as part of the Program on or after March 1, 2009.

5.2 ViewRay Licenses. ViewRay hereby grants and agrees to grant to Tesla, solely to provide the applicable services under this Agreement and to supply Deliverables (during the Program) and Products (pursuant to Section 3) to ViewRay, a non-exclusive, paid-up and royalty-free license to use the ViewRay Intellectual Property and the Program Intellectual Property owned by ViewRay in connection with its performance of the Program and its supply of Products pursuant to Section 3. Upon the expiration or termination of the applicable Program work, Tesla’s license shall terminate and be of no further force or effect.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.3 Reservation of Rights. (a) This Agreement does not convey to ViewRay any ownership rights in any portion of any Tesla Intellectual Property or the Program Intellectual Property owned by Tesla by implication, estoppel or otherwise, but constitutes only a license to use the Tesla Intellectual Property and the Program Intellectual Property owned by Tesla as necessary to give effect to the license and in accordance with all of the terms of this Agreement. Title to the Tesla Intellectual Property and the Program Intellectual Property owned by Tesla, shall at all times remain vested in Tesla. All rights in and to the Tesla Intellectual Property and the Program Intellectual Property owned by Tesla not expressly granted under this Agreement are reserved to and retained by Tesla.

(b) This Agreement does not convey to Tesla any ownership rights in any portion of the ViewRay Intellectual Property or the Program Intellectual Property owned by ViewRay by implication, estoppel or otherwise. Title to the ViewRay Intellectual Property and the Program Intellectual Property owned by ViewRay shall at all times remain vested in ViewRay. All rights in and to the ViewRay Intellectual Property and the Program Intellectual Property owned by ViewRay not expressly granted under this Agreement are reserved to and retained by ViewRay.

(c) Title to and any interest in Program Intellectual Property described in clause (a) of the Program Intellectual Property definition shall be the property of Tesla. Title to and any interest in Program Intellectual Property described in clause (b) of the Program Intellectual Property definition shall be the property of ViewRay. Title to and any interest in Program Intellectual Property described in clause (c) of the Program Intellectual Property definition shall be owned jointly by Tesla and ViewRay; provided, that, except as set forth in subsection (e) below, ViewRay shall not use such jointly owned Program Intellectual Property except in connection with the practice of the license granted under Section 5.1.

(d) For purposes of this Agreement, except as otherwise set forth in this Agreement, the determination of as to which party invented any invention will be made in accordance with the standards of inventorship and conception under title 35 of U.S. Code and title 37 of U.S. Code of Federal Regulations.

(e) During the term of this Agreement, each party shall promptly disclose to the other in writing any Program Intellectual Property that might, under applicable law, be patentable or otherwise protectable. Program Intellectual Property (including, without limitation, improvements thereon whether developed by such party or any employee, or agent of such party) will be added to Attachment 4. Within forty five (45) days following the date of such disclosure regarding the existence of particular Program Intellectual Property (including, without limitation, improvements thereon whether developed by a party or any employee or agent of such party) that is jointly owned, the parties shall confer and mutually agree as to appropriate protection for such Program Intellectual Property, including an application, preparation, prosecution and maintenance strategy. If the parties cannot agree upon whether or not to seek patent or other protection with respect to any Program Intellectual Property that is jointly owned, the party desiring to seek such protection may take whatever actions it deems necessary or appropriate to seek such protection in any and all jurisdictions deemed appropriate by such party at its cost and

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

expense, and the other party shall assign to the party desiring to seek such protection all right, title and interest in and to such Program Intellectual Property and shall cooperate and assist the party seeking such protection in such efforts at the cost and expense of the party seeking such protection; whereupon the party to which such Program Intellectual Property has been assigned shall grant to the assignor thereof a non-exclusive, worldwide, irrevocable, paid-up, royalty-free, sublicensable license: (i) if ViewRay is the licensee, to make, have made, use, practice, offer to sell, sell and import, export and otherwise commercially exploit such Program Intellectual Property within the ViewRay Domain; and (ii) if Tesla is the licensee, to make, have made, use, practice, offer to sell, sell and import, export and otherwise commercially exploit such Program Intellectual Property outside of the ViewRay Domain.

(f) Tesla shall have the sole right, but not the obligation, to file, prosecute, and maintain, at Tesla’s sole expense, patents covering Program Intellectual Property owned solely by Tesla. Tesla shall promptly furnish or have furnished to ViewRay copies of all patents, patent applications, substantive patent office actions, and substantive responses received or filed in connection with such applications (excluding patents and patent applications covering solely Tesla Intellectual Property that is not licensed to ViewRay under Section 5.1). In the case of patent applications and responses, copies will be furnished to ViewRay at least fifteen (15) days before filing or mailing, as the case may be. ViewRay may itself or through its attorney offer comments and suggestions with respect to the matters that are the subject of this Section 5.3(f) and Tesla agrees to consider such comments and suggestions; provided that nothing herein shall obligate Tesla to adopt or follow such comments or suggestions. ViewRay shall cooperate in the preparation, filing, prosecution and maintenance of any and all patent applications and patents covering Program Intellectual Property owned solely by Tesla. Tesla shall promptly provide notice to ViewRay as to all matters that come to its attention that may affect the preparation, filing, prosecution or maintenance of any patents or patent applications covering Program Intellectual Property owned solely by Tesla. In the event that Tesla elects not to file for patent protection or elects not to prosecute or maintain a patent or patent application in respect of Program Intellectual Property owned solely by Tesla it shall notify ViewRay of such decision at least forty five (45) days prior to the due date of any action or payment due. ViewRay shall then have the right, but not the obligation, to assume the responsibility therefor at its own cost and expense. It is understood and agreed that a decision by ViewRay to assume responsibility for prosecution or maintenance of a patent or patent application in respect of Program Intellectual Property owned solely by Tesla shall not result in any change of ownership with respect to such Program Intellectual Property, which shall remain owned by Tesla and subject to the license granted under Section 5.1.

(g) ViewRay shall have the sole right, but not the obligation, to prepare, file, prosecute, and maintain, at ViewRay’s sole expense, patents covering Program Intellectual Property owned solely by ViewRay. ViewRay shall promptly furnish or have furnished to Tesla copies of all patents, patent applications, substantive patent office actions and substantive responses relevant to the design or manufacturing practice of gradient coil, resistive or passive shimming structures for use in Magnetic Resonance Imaging received or filed in connection with such applications. In the case of such patent applications and responses, copies will be furnished to Tesla at least fifteen (15) days before filing or mailing, as the case may be. Tesla may itself or through its attorney offer comments and suggestions with respect to the matters that are the subject of this

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Section 5.3(g) relating to the design or manufacturing practice of gradient coil, resistive or passive shimming structures for use in Magnetic Resonance Imaging and ViewRay agrees to consider such comments and suggestions; provided that nothing herein shall obligate ViewRay to adopt or follow such comments or suggestions. Tesla shall cooperate in the preparation, filing, prosecution and maintenance of any and all patent applications and patents covering Program Intellectual Property owned solely by ViewRay.

5.4 Enforcement. (a) Tesla shall be solely responsible for defense and enforcement of Tesla Intellectual Property and Program Intellectual Property owned by Tesla, but in each case subject to the provisions of Section 5.4(b) with respect to enforcement within the ViewRay Domain. ViewRay shall be solely responsible for the defense and enforcement of ViewRay Intellectual Property and Program Intellectual Property owned by ViewRay.

(b) Tesla shall have the first option to pursue any enforcement of Tesla Intellectual Property and Program Intellectual Property owned by Tesla within the ViewRay Domain; provided, that Tesla pays all costs and expenses related to the same, keeps ViewRay reasonably informed of its progress and provides ViewRay with copies of any substantive documents related to such proceedings and reasonable notice of all such proceedings. Tesla’s costs and expenses in prosecuting or defending such matters shall be subject to reimbursement in accordance with Section 5.4(d). Tesla shall notify ViewRay of its decision to exercise its right to enforce or defend such intellectual property within the ViewRay Domain not later than ninety (90) days following its discovery or receipt of notice of the alleged infringement.

(c) If (i) Tesla notifies ViewRay that it will not exercise its option to enforce any intellectual property in accordance with Section 5.4(b); (ii) ViewRay and Tesla have not otherwise agreed not to pursue or defend against such infringement for business reasons; (iii) Tesla has not persuaded the alleged infringer to desist or the person alleging the infringement to forebear, (iv) Tesla is not diligently pursuing an infringement action or diligently defending the validity or enforceability of such intellectual property within the ViewRay Domain; or (v) Tesla has not provided ViewRay with evidence of bona fide negotiations of an acceptable sublicense agreement with the alleged infringer or person alleging infringement, then ViewRay shall have the right to pursue legal action against the alleged infringer or take control of any action initiated by, or being defended by, Tesla at ViewRay’s own cost and expense.

(d) Any recovery of damages in any suit handled by one party pursuant to Section 5.4(b) or Section 5.4(c) shall be applied first in satisfaction of any unreimbursed expenses and legal fees of the party handling the suit or settlement thereof. The balance of any recovery obtained by settlement or otherwise shall be distributed: (i) first to ViewRay in an amount equal to a reasonable royalty on the sales of the infringer, and (ii) then to Tesla in an amount equal to the sums due Tesla based on such sales (assuming Tesla had made sales of Products to ViewRay in respect of the sales of the infringer). The balance, if any, remaining after ViewRay and Tesla have been compensated pursuant to Section 5.4(d)(i)-(ii) shall be divided equally between the parties. No settlement, consent judgment or other voluntary final disposition of any suit subject to Section 5.4(b) or Section 5.4(c) may be entered into without the consent of the other party, which consent shall not be unreasonably withheld.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(e) In any infringement suit as either party may institute to enforce Intellectual Property Rights covered by this Section 5.4, or in any declaratory judgment action alleging invalidity or non-infringement of any Intellectual Property Rights covered by this Section 5.4 brought against Tesla or ViewRay, the other party shall, at the request and expense of the party initiating or defending the suit or action, cooperate and assist in all reasonable respects, having its employees testify when requested and making available relevant records, papers, information, specimens and the like.

6. CONFIDENTIALITY

6.1 Publicity. The terms of this Agreement (including its existence) shall be treated as the Confidential Information of both parties and neither party will issue any press release or make any other statement, written or oral, to the public, the press or otherwise, relating to this Agreement and the transactions contemplated by this Agreement that has not previously been approved in writing by the other party. Nothing in this Section 6.1 shall prohibit a party from making such disclosures to the extent required under applicable UK, EU or US federal or state securities laws or any rule or regulation of any nationally recognized securities exchange. In such event, however, the disclosing party shall use good faith efforts to notify and consult with the other party prior to such disclosure and, where applicable, shall diligently seek confidential treatment to the extent such treatment is available under applicable securities laws. Each party may provide a copy of this Agreement or disclose the terms of this Agreement: (a) to any finance provider in conjunction with a financing transaction, if such finance provider agrees to keep the terms of this Agreement confidential, (b) to enforce its rights under this Agreement in a proceeding in accordance with Section 10.2, (c) to any legal or financial advisor of such party, or (d) to current/prospective investors provided such investors are subject to a confidentiality agreement that is consistent with the terms of Section 6.2 regarding protection of Confidential Information of the other party.

6.2 Confidentiality. (a) Confidential Information of each party will be used by the other party solely for the purposes permitted by this Agreement. All Confidential Information of a disclosing party will be received and held in confidence by the receiving party, subject to the provisions of this Agreement. Each party acknowledges that, except for the rights expressly granted under this Agreement, it will not obtain any rights of any sort in or to the Confidential Information of the other party as a result of such disclosure and that any such rights must be the subject of separate written agreement(s).

(b) Each party will restrict disclosure of the other party’s Confidential Information to those of its employees and consultants to whom it is necessary or useful to disclose such Confidential Information in connection with the purposes permitted under this Agreement. Each party shall use Commercially Reasonable Efforts including at least efforts commensurate with those employed by the party for the protection of its own Confidential Information, to protect the Confidential Information of the other party.

(c) Nothing herein shall prevent a receiving party from disclosing all or part of the Confidential Information of the other party in response to a court order or other legal proceeding requesting disclosure of same; provided, the party that receives such order or process provides prompt notice to the disclosing party before making any disclosure (to the extent possible) and permits the disclosing party to oppose or narrow such request for disclosure and supports any of

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

the disclosing party’s reasonable efforts to oppose such request (at disclosing party’s expense), and only to the extent necessary to comply with such request. Disclosure of Confidential Information pursuant to this Section 6.2(c) will not alter the character of that information as Confidential Information hereunder.

(d) Either disclosing party may at any time notify the receiving party that such receiving party must return to the disclosing party the disclosing party’s Confidential Information. Each receiving party hereby agrees to, within thirty (30) days of such notification: (i) return all documents and tangible items it or its employees or agents have received or created pursuant to this Agreement pertaining, referring or relating to the other party’s Confidential Information; (ii) make all practicable efforts to purge the disclosing party’s Confidential Information from the receiving party’s computer systems and/or networks without prejudice to the continuing obligations of confidentiality which shall apply to any Confidential Information which for whatever reason may remain on such computer systems or networks; and (iii) return or certify (in a writing attested to by a duly authorized officer of such party) destruction of all copies, summaries, modifications or adaptations that such party or its employees or agents have made from the materials provided by the disclosing party; provided, however, that a party is permitted to retain one copy of such materials in its legal files to be used to verify compliance with its obligations hereunder.

(e) Without prejudice to any other rights or remedies the parties may have under this Agreement, the parties acknowledge for the benefit of one another that damages may not be an adequate remedy for any breach of Section 6 and that, accordingly, a party shall be entitled without proof of special damage to the remedies of injunction and specific performance and other equitable remedies for any threatened or actual breach of Section 6 by the other party.

7. REPRESENTATIONS AND WARRANTIES.

7.1 Authorization; Enforceability. Each of ViewRay and Tesla represents and warrants to the other party that: (a) it is duly organized and validly existing under the laws of its jurisdiction of organization and has all requisite power and authority to enter into this Agreement; (b) it is duly authorized by all requisite action to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and that the same do not conflict or cause a default with respect to such party’s obligations under any other agreement; (c) it has duly executed and delivered this Agreement; and (d) it is authorized to disclose any and all Confidential Information made available to the other party pursuant to this Agreement.

7.2 Products. (a) Tesla warrants to ViewRay that all Products supplied to ViewRay pursuant to Section 3 shall: (i) for a period of twelve (12) months from the date of acceptance by the ViewRay customer but not more than eighteen (18) months from the date of shipment to ViewRay, whichever is longer, conform to its then current published specifications and documentation and the Specifications (provided that in the event of a conflict between the Specifications and the published specifications or documentation, the terms of the Specifications will control), and (ii) be manufactured, labeled, packaged, stored and tested (while in the possession or control of Tesla) in accordance with the Specifications and the applicable laws and regulations in relation to the manufacture and testing of the Product (including all Applicable Standards). This warranty does not apply to any non-conformity of the Products resulting from misuse, mishandling or storage in an improper environment in each case by any party other than Tesla or its agents.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b) Tesla warrants to ViewRay that all Products shall be delivered free and clear of all liens and encumbrances.

7.3 Remedy. In the event any Products purchased by ViewRay from Tesla fail to conform to the warranty set forth in Section 7.2, Tesla shall, at Tesla’s option, repair or replace the Products. ViewRay shall notify Tesla of any such nonconformity and return the applicable Products in accordance with Section 3.9. It is understood and agreed that the remedy set forth in this Section 7.3 shall not limit either party’s other remedies at law or equity, including a party’s remedies with respect to third party claims arising pursuant to Sections 8.2-8.3.

7.4 Disclaimer. (a) EXCEPT FOR THE WARRANTIES EXPRESSLY MADE IN SECTIONS 7.1-7.2, NEITHER PARTY MAKES ANY OTHER REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED (WHETHER WRITTEN OR ORAL), INCLUDING, WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY MATTER WHATSOEVER, INCLUDING BUT NOT LIMITED TO, THE PRODUCTS.

(b) THE REPRESENTATIONS AND WARRANTIES OF EACH OF TESLA AND VIEWRAY EXTEND ONLY TO THE OTHER PARTY. NEITHER PARTY WILL BE LIABLE FOR ANY CLAIM OR DEMAND AGAINST SUCH OTHER PARTY BY A THIRD PARTY, EXCEPT TO THE EXTENT PROVIDED IN SECTIONS 8.2-8.3.

8. RISK ALLOCATION

8.1 Limitation of Liability. (a) EXCEPT FOR BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER SECTION 6 AND EXCEPT AS OTHERWISE PROVIDED IN SECTIONS 8.2-8.3 WITH RESPECT TO THIRD PARTY CLAIMS, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY LOST PROFITS OR SAVINGS OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, REGARDLESS OF WHETHER THE PARTIES HAVE ADVISED OR BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE.

(b) IN ADDITION TO THE LIMITATION OF LIABILITY SET FORTH IN SECTION 8.1(a), IT IS UNDERSTOOD AND AGREED THAT IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR AGGREGATE DAMAGES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, AND SPECIFICALLY INCLUDING BREACH OF CONFIDENTIALITY CLAIMS ARISING UNDER SECTION 6 AND THIRD PARTY CLAIMS ARISING UNDER SECTIONS 8.2-8.3 IN EXCESS OF TEN MILLION DOLLARS ($10,000,000.00) IN THE AGGREGATE.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c) NOTHING IN THIS AGREEMENT, INCLUDING SECTIONS 8.1(a)-(b), SHALL LIMIT OR EXCLUDE THE LIABILITY OF EITHER PARTY FOR (I) THIRD PARTY CLAIMS FOR DEATH OR PERSONAL INJURY RESULTING FROM SUCH PARTY’S NEGLIGENCE; (II) CLAIMS BASED ON BREACH OF ANY TERMS IMPLIED IN RESPECT OF TESLA’S ABILITY TO PASS TITLE TO THE PRODUCTS; OR (III) CLAIMS BASED ON FRAUD OR FRAUDULENT MISREPRESENTATION.

8.2 Indemnification of ViewRay. Subject to the provisions of Section 8.4, Tesla will defend, indemnify, and hold harmless ViewRay and its Affiliates, officers, directors, employees, agents, and their successors and assigns (each, in such capacity, an “ViewRay Indemnified Party”) from and against any claim, suit, demand, loss, damage, expense (including reasonable attorneys’ fees of ViewRay Indemnified Party(ies) and those that may be asserted by a third party) or liability (collectively, “Losses”) arising from any third party claim or proceeding against the ViewRay Indemnified Party(ies) by any third party to the extent that such claim or proceeding is based on: (a) a third party assertion that the Products infringe any third party Intellectual Property Rights; or (b) a third party allegation of product liability or personal injury arising from or relating to a failure of the Products. The foregoing indemnification action shall not apply in the event and to the extent that such Losses arose as a result of any ViewRay Indemnified Party’s negligence, intentional misconduct or breach of this Agreement.

8.3 Indemnification of Tesla. Subject to the provisions of Section 8.4, ViewRay will defend, indemnify, and hold harmless Tesla and its Affiliates, officers, directors, employees, agents, and their successors and assigns (each, in such capacity, an “Tesla Indemnified Party”) from and against any Losses arising from any third party claim or proceeding against the Tesla Indemnified Party(ies) by any third party to the extent that such claim or proceeding is based on: (a) any third party allegation of infringement of third party Intellectual Property Rights, where such claim is based upon the combination, operation or use of the Products with non-Tesla technology and products in a manner not explicitly contemplated by this Agreement, if such claim of infringement would have been avoided but for such combination, operation or use; or (b) any third party allegation of product liability or personal injury arising from or relating to the ViewRay products or services (other than due to the failure of a Product). The foregoing indemnification action shall not apply in the event and to the extent that such Losses arose as a result of any Tesla Indemnified Party’s negligence, intentional misconduct or breach of this Agreement.

8.4 Procedure. To receive the benefit of indemnification under Section 8.2 or Section 8.3, the ViewRay Indemnified Party or Tesla Indemnified Party, as applicable, must: (a) promptly notify the party from whom indemnification is sought (each, an “Indemnifying Party”) of any claim or proceeding; provided, that failure to give such notice shall not relieve Indemnifying Party of its indemnification obligations except where, and solely to the extent that, such failure actually and materially prejudices the rights of Indemnifying Party; (b) provide reasonable cooperation to the Indemnifying Party (and its insurer), as reasonably requested, at Indemnifying Party’s cost and expense; and (c) tender to the Indemnifying Party (and its insurer) full authority to defend or settle the claim or suit; provided that no settlement requiring any admission by the Indemnified Party or that imposes any obligation on the Indemnified Party shall be made without the Indemnified Party’s consent. Neither party has any obligation to indemnify the other party in connection with any settlement made without the Indemnifying Party’s written consent. The Indemnified Party has the right to participate at its own expense in the claim or suit and in selecting counsel therefor.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.5 Insurance. Each party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated. It is understood that such insurance shall not be construed to create a limit of either party’s liability with respect to its indemnification obligations under this Section 8. Each party shall cause the other to be listed as an additional named insured on such policy(ies) and shall provide the other with written evidence of such insurance upon request. Each party shall provide the other with written notice at least fifteen (15) days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other party hereunder. If such party does not obtain replacement insurance or take other measures that allow it to provide comparable coverage within such 15-day period, the other party shall have the right to terminate this Agreement effective at the end of such fifteen (15) day period without notice or any additional waiting periods.

9. TERM AND TERMINATION

9.1 Term. This Agreement shall take effect as of the Effective Date and shall remain in effect until the fifth anniversary of the Effective Date (the “Term”), unless sooner terminated in accordance with Section 2.5 or Section 9.2. Thereafter, this Agreement will renew automatically for additional one-year terms unless either party provides the other party with written notice at least twelve (12) months in advance of the scheduled renewal date.

9.2 Termination. (a) During the term of the Program, either party may terminate the Program and this Agreement upon thirty (30) days written notice to the other party if the other party commits a material breach of this Agreement, unless such breach is cured within the thirty (30) day notice period, or if such breach is not capable of being cured within thirty (30) days unless such party during such thirty (30) day period initiates actions reasonably expected to cure the breach and thereafter diligently proceeds to cure the breach. Except for termination by Tesla based upon non-payment by ViewRay of amounts due under this Agreement, termination of the Program pursuant to this Section 9.2(a) shall not result in termination of this Agreement except as otherwise provided in Section 9.2(c). The parties may also terminate the Program at any time in accordance with the procedure specified in Section 2.5.

(b) Following completion of the Program and, with respect to matters not directly related to the Program at any time during or following completion of the Program, either party may terminate this Agreement upon sixty (60) days written notice to the other party if the other party commits a material breach of this Agreement (other than non-payment), unless such breach is cured within the sixty (60) day notice period, or if such breach is not capable of being cured within sixty (60) days unless such party during such sixty (60) day period initiates actions reasonably expected to cure the breach and thereafter diligently proceeds to cure the breach.

(c) The parties may parties may terminate this Agreement at any time by mutual agreement. ViewRay may also terminate this Agreement in accordance with Section 3.11(a).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d) The disadvantaged party (as defined in Section 10.14) shall have the right to terminate this Agreement upon thirty (30) days notice if a Force Majeure condition has prevented performance by the other party for more than sixty (60) consecutive days or an aggregate one hundred twenty (120) days in any 12-month period.

9.3 Effect of Termination. (a) Upon termination of the Program pursuant to Section 9.2(a): (i) Tesla will terminate all Program tasks then in process in an orderly manner, as soon as practical and in accordance with a schedule agreed to by ViewRay and Tesla; (ii) Tesla shall deliver to ViewRay a reasonably-detailed written report describing the results of the Program up to the date of such termination; and (iii) ViewRay shall pay Tesla any monies due and owing Tesla as of the time of termination for work that has been completed.

(b) Upon any termination (including expiration) of this Agreement each party shall return to the other party or certify in writing to the other party that it has destroyed all documents (including those stored on computer systems and networks) and other tangible items it or its employees or agents have received or created pertaining, referring or relating to the Confidential Information of the other party; provided, that a party is permitted to retain one copy of such materials in its legal files to be used to verify compliance with its obligations hereunder.

(c) Upon termination or expiration of this Agreement for any reason ViewRay will have the right to continue to sell all unsold Products that are in its possession or that are subject to an open ViewRay Purchase Order as of the effective date of such termination or expiration. In addition, Tesla will continue to supply ViewRay with Products for a period of [***] after expiration or termination of this Agreement for any reason to wind-down the supply of Products for ViewRay from Tesla, provided that if termination was effected by Tesla as a result of ViewRay’s material breach of this Agreement then ViewRay will promptly pay all sums due Tesla under this Agreement as of the date of termination. The supply of Products by Tesla pursuant to this Section 9.3(c) shall be subject to the provisions of 4-9 excluding Section 4.3(b) and Section 4.4.

(d) Upon termination or expiration of this Agreement for any reason ViewRay will pay Tesla ([***]) an [***] to the extent that (i) [***]; (ii) [***] or for itself; and (iii) at ViewRay’s request and transportation cost, Tesla delivers such materials to ViewRay; provided, that ViewRay’s obligations under this Section 9.3(d) shall not exceed in the aggregate [***] of the [***] for the [***].

(e) Nothing herein shall be construed to release either party of any obligation which matured prior to the effective date of any termination. Either party’s liability for any uncontested charges, payments or expenses due to the other party that accrued prior to the termination date shall not be extinguished by termination, and such amounts (if not otherwise due on an earlier date) shall be immediately due and payable on the termination date.

9.4 Survival. Sections 1, 2.1, 5-8, 9.3 (and the Sections of this Agreement referenced therein), 9.4 and 10 shall survive any termination or expiration of this Agreement. Section 2.2 shall survive any termination or expiration of this Agreement; provided that Section 2.2 shall not survive termination of this Agreement by ViewRay pursuant to Section 9.1 or termination of the Program by the parties pursuant to Section 9.2(b).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10. GENERAL PROVISIONS.

10.1 Governing Law. This Agreement shall be governed and construed in accordance with the internal, substantive laws of Delaware, to the exclusion of any choice or conflict of laws rule or provision that would result in the application of the substantive law of any other jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or the transactions contemplated by this Agreement.

10.2 Dispute Resolution. (a) The parties will attempt to settle any claim or controversy arising out of this Agreement or the subject matter hereof through consultation and negotiation in good faith in a spirit of mutual cooperation. Such matters will be initially addressed by the Director of MRI Engineering of ViewRay and the Engineering Director of Tesla, who shall use reasonable efforts to attempt to resolve the dispute through good faith negotiations by telephone or in person as may be agreed. If they fail to resolve the dispute within thirty (30) days after either party notifies the other of the dispute, then the matter will be escalated to the Sr. VP of Engineering of ViewRay and the Operations Director of Tesla, or their designees for resolution. They will use reasonable efforts to attempt to resolve the dispute through good faith negotiations by telephone or in person as may be agreed. If they fail to resolve the dispute within thirty (30) days after it is referred to them and do not mutually agree to extend the time for negotiation, then the dispute will be submitted to arbitration in accordance with the procedure set forth in Section 10.2(b).

(b) Except with respect to actions by either party seeking equitable or declaratory relief, any claim or controversy arising in whole or in part under or in connection with this Agreement or the subject matter hereof that is not resolved pursuant to Section 10.2(a) will be referred to and finally resolved by arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association as such Rules may be modified by this Agreement, by one arbitrator, who will be agreed upon by the parties. If the parties are unable to agree upon a single arbitrator within thirty (30) days following the date arbitration is demanded, three arbitrators will be used, one selected by each party within ten (10) days after the conclusion of the 30-day period and a third selected by the first two within 10 days thereafter. Unless the parties agree otherwise, they will be limited in their discovery to directly relevant documents. Responses or objections to a document request will be served twenty (20) days after receipt of the request. The arbitrator(s) will resolve any discovery disputes. The foregoing arbitration proceedings may be commenced by either party by notice to the other party. Unless otherwise agreed by the parties, all such arbitration proceedings will be held in New York, New York if initiated by Tesla and in London, England if initiated by ViewRay; provided that proceedings may be conducted by telephone conference call with the consent of the arbitrator. All arbitration proceedings will be conducted in the English language and the arbitrator(s) will apply the law of Delaware. The arbitrator(s) will only have the authority to award actual money damages (with interest on unpaid amounts from the date due) and, except with respect to a breach or nonperformance of any provision of this Agreement relating to Confidential Information, the arbitrator(s) will not have the authority to award indirect, incidental, consequential, exemplary, special or punitive damages, and the parties expressly waive any claimed right to such damages. The arbitration will be of each party’s individual claims only, and no claim of any other party will be subject to arbitration in such proceeding. The costs and expenses of the arbitration, but not the costs and expenses of the parties, will be shared equally by the parties. If a party fails to

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

proceed with arbitration, unsuccessfully challenges the arbitration award, or fails to comply with the arbitration award, the other party is entitled to costs, including reasonable attorneys’ fees, for having to compel arbitration or defend or enforce the award. Except as otherwise required by law, the parties and the arbitrator(s) will maintain as confidential all information or documents obtained during the arbitration process, including the resolution of the dispute. Judgment on the award granted in any arbitration hereunder may be entered in any court having jurisdiction over the award or any of the parties or any of their respective assets. The provisions of this Section 10.2(b) will not apply to any claim or controversy involving infringement or misappropriation of any Intellectual Property Right of either party, in which case the Claim or controversy may be brought in the state or federal court located in the Southern District of New York. The parties knowingly and voluntarily waive their rights to have their dispute tried and adjudicated by a judge and jury except as expressly provided herein.

10.3 Amendment and Waiver. No provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party, its agents or employees, but only by an instrument in writing signed by an authorized officer of each party. No waiver by either party of any breach of this Agreement by the other party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

10.4 Independent Contractors. Each party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of any third party. This Agreement and the relations hereby established by and between ViewRay and Tesla do not constitute a partnership, joint venture, franchise, agency or contract of employment. Neither party is granted, and neither party shall exercise, the right or authority to assume or create any obligation or responsibility on behalf of or in the name of the other party or its Affiliates. Each party shall be solely responsible for compensating all its personnel and for payment of all related FICA, workers’ compensation, unemployment and withholding taxes. Neither party shall provide the other party’s personnel with any benefits, including but not limited to compensation for insurance premiums, paid sick leave or retirement benefits.

10.5 Assignment. Neither party may assign this Agreement or any of its rights and obligations under this Agreement without the prior written consent of the other party; provided, that either party may assign this Agreement without the consent of the other party to an Affiliate or in connection with any merger, acquisition, or sale a majority of such party’s voting stock or a sale of substantially all such party’s assets; provided, further, that in each instance the assignee expressly assumes all obligations imposed on the assigning party by this Agreement in writing and the other party is notified in advance of such assignment. Any purported assignment in violation of this Section 10.5 shall be null and void.

10.6 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.7 Notices. Unless otherwise provided herein, any notice, report, payment or document to be given by one party to the other shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, postage prepaid (such mailed notice to be effective on the date which is three (3) Business Days after the date of mailing), or sent by

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

nationally recognized overnight courier (such notice sent by courier to be effective one (1) Business Day after it is deposited with such courier), or sent by telefax (such notice sent by telefax to be effective when sent, if confirmed by certified or registered mail or overnight courier as aforesaid) to the address set forth on the signature page to this Agreement or to such other place as any party may designate as to itself by written notice to the other party.

10.8 Severability. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof. The parties agree that they will negotiate in good faith or will permit a court to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

10.9 Captions. Captions of the sections and subsections of this Agreement are for reference purposes only and do not constitute terms or conditions of this Agreement and shall not limit or affect the meaning or construction of the terms and conditions hereof.

10.10 Word Meanings. Words such as herein, hereinafter, hereof and hereunder refer to this Agreement as a whole and not merely to a section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires.

10.11 Entire Agreement. The terms and provisions contained in this Agreement (including the Attachments) constitute the entire understanding of the parties with respect to the transactions and matters contemplated hereby and supersede all previous communications, representations, agreements and understandings relating to the subject matter hereof. No representations, inducements, promises or agreements, whether oral or otherwise, between the parties not contained in this Agreement shall be of any force or effect. No agreement or understanding extending this Agreement or varying its terms (including any inconsistent terms in any purchase order, acknowledgment or similar form) shall be binding upon either party unless it is in a writing specifically referring to this Agreement and signed by a duly authorized representative of the applicable party.

10.12 Rules of Construction. The parties agree that they have participated equally in the formation of this Agreement and that the language and terms of this Agreement shall not be construed against either party by reason of the extent to which such party or its professional advisors participated in the preparation of this Agreement.

10.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures shall be accepted as original signatures, orders may be transmitted electronically and any document created pursuant to this Agreement may be maintained in an electronic document storage and retrieval system, a copy of which shall be considered an original.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.14 Force Majeure. Except as otherwise provided in this Agreement, in the event that a delay or failure of a party to comply with any obligation created by this Agreement is caused by wars (declared or undeclared and including the continuance, expansion or new outbreak of any war or conflict now in existence), revolution, civil commotion, acts of public enemy, labor strikes (other than employees of the affected party), terrorism, embargo or acts of government in its sovereign capacity, any change in the law or interpretation of the law that renders performance in accordance with the terms of this Agreement illegal, fire, explosion or accidental damage, loss at sea, adverse weather conditions, collapse of building structures, interruption or failure of utility service (including but not limited to electric power, gas or water) (“Force Majeure”), the “affected party” will, after giving prompt notice to the “disadvantaged party,” be excused from such performance on a day-to-day basis during the continuance of such prevention, restriction, or interference (and the disadvantaged party will likewise be excused from performance of its obligations on a day-to-day basis during the same period), provided, however, that the affected party will use its best efforts to avoid or remove the causes of nonperformance and both parties will proceed immediately with the performance of their obligations under this Agreement whenever the causes are removed or cease. If Force Majeure conditions continue for more than 60 consecutive days or an aggregate 120 days in any 12-month period, then the disadvantaged party may terminate this Agreement in accordance with Section 9.2(d).

10.15 Non-Solicitation. Neither Tesla nor ViewRay shall (except with the prior written consent of the other) at any time during the term of this Agreement and for a further period of 12 months following termination of this Agreement directly or indirectly solicit or entice away (or attempt to solicit or entice away) from the employment of the other any person employed by such other. If either party commits any breach of the obligations in the preceding sentence, and without prejudice to all and any other legal or equitable remedies available to the other party which are expressly reserved, the breaching party shall, on demand, pay to the other party a sum equal to one year’s basic salary or the annual fee that was payable by the other party to that employee. Tesla and ViewRay agree that the mutual non-solicitation obligation set out in this Section 10.15 shall not apply to either party if a person is recruited following national advertising campaigns in both the UK and US provided that such campaigns are open to all comers and not specifically targeted at any of the staff of the other party, and that any initial approach after such advertising campaign is made unsolicited by the employee himself or herself to the party advertising.

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[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.16 Further Assurances. Each party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts which are or may become reasonably necessary to effectuate the purposes of this Agreement.

IN WITNESS WHEREOF the parties have caused this Agreement to be executed on their behalf by their duly authorized representatives intending it to take effect as an instrument under seal as of the Effective Date.

TESLA ENGINEERING LIMITED		VIEWRAY INCORPORATED

By:	/s/ Stephen Bates	By:	/s/ Greg Ayers
Greg Ayers, Acting Chief Executive Officer

Notice Address:		Notice Address:
Tesla Engineering Limited		ViewRay Incorporated
Water Lane		#2 Thermo Fisher Way
Storington, West Sussex R1120 3EA		Oakwood Village, OH 44146
United Kingdom		United States
Phone: [***]		Phone: [***]
Fax: [***]		Fax: [***]

Attachment 1 Specifications; Program

Attachment 2 Pricing

Attachment 3 Escrow Agreement

Attachment 4 Program Intellectual Property

Attachment 4a Tesla Intellectual Property

Attachment 4b ViewRay Intellectual Property

Attachment 5 Quality

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 1

Program; Specifications

Tesla Services:

ViewRay requires the development of a Product as specified in ViewRay Requirements attached below which provides the detailed Specifications for each of the Deliverables. The development is divided into [***] phases as follows (each, a Phase):

Phase	Scope and Activities	Deliverables
[***]	• [***]	[***]

Schedule:

It is understood that an accelerated schedule is of great importance to ViewRay. With this in mind, the following schedule is planned.

[***]

ViewRay shall pay a bonus to Tesla as per Attachment 2 if the prototype coil is completed and ready for shipment by [***].

Pricing: See Attachment 2.

ViewRay’s responsibilities:

The following shall be ViewRay’s responsibilities.

o [***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

SPECIFICATIONS:

[***]

[***] Seven pages in this document have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 2

Pricing

The amount to be paid for each accepted Deliverable under Section 2.3 shall be as follows:

1.	Tesla’s fees will be calculated on a [***]. The [***]; and during the initial year of this Agreement the [***]. Upon the commencement of each Phase of the Program set forth in Attachment 1, ViewRay will pay Tesla an amount equal to [***] of the Nominal Amount allocated to that Phase under Table 2 (below) as an advance against the price due in respect of the services and Deliverables for such Phase.

2.	Upon ViewRay’s Acceptance of the final Deliverable specified in Attachment 1 for each Phase of the Program, Tesla shall bill ViewRay for an amount equal to the (A) [***] as of the date of the Acceptance of the final Deliverable for such Phase [***], minus (B) the advance previously paid Tesla for such Phase.

3.	Notwithstanding any provision of this Agreement to the contrary, the maximum price that may be charged for any Phase is the Not To Exceed Amount set forth in Table 2 and Tesla shall be responsible to deliver all the Deliverables for each Phase at a price that does not exceed the Not to Exceed Amount.

4.	In the event that Tesla aggregate fees for a Phase of the Program at the time of ViewRay’s Acceptance of the final Deliverable specified in Table 1 for such Phase are less than the Nominal Amount for such Phase specified in Table 2, ViewRay will [***] as of the time of ViewRay’s Acceptance of the final Deliverable for such Phase.

5.	Payment of invoices shall be as specified in Section 3.1 of the Agreement.

6.	Tesla will keep and maintain complete and accurate records of the time and work performed under this Statement of Work. Tesla will provide with each invoice delivered pursuant to Paragraph 2, a detailed time record organized in one (1) hour increments. Such records will be open to inspection and review by ViewRay upon ViewRay’s prior written request to Tesla during the term of this Statement of Work and for a period of [***] following the expiration or termination of this Statement of Work.

Table 2
Phase	Nominal Material and Labor Costs	Nominal Amount	Not to Exceed Amount
[***]		[***]	[***]

7.	The pricing specified above excludes the following items: none.

8.	The pricing for Products in [***] shall be as set forth in Section 3.5 subject to the following volume discounts:

Units Purchased (per year)	Price per unit
1-TBD	$	TBD
TBD		TBD
TBD		TBD

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

The volume discounts of this section are contingent upon the “agreed pricing” model and will be determined as part of the “agreed pricing” negotiation. In the case that the [***].

9.	ViewRay shall pay an early completion bonus of $[***] plus ViewRay will pay to Tesla the difference between the [***] above if the first prototype gradient coil of Phase 2 is completed, delivered to ViewRay and meets Acceptance Testing by [***].

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 3

Escrow Agreement

Last

DATE: 9 July 2009

ESCROW AGREEMENT

(1) TESLA ENGINEERING LIMITED

(2) VIEWRAY INCORPORATED

AND

(3) DMH STALLARD LLP

Notice: The parties to this Agreement are obliged to inform DMH Stallard LLP of any changes to the Product or in their circumstances (including change of name, registered office, contact details or change of owner of the intellectual property in the Product).

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ESCROW AGREEMENT DATED:

BETWEEN

(1)	TESLA ENGINEERING LIMITED, a company registered in England with company number 02786571 and whose registered office is at Water Lane Industrial Estate, Storrington, West Sussex RH20 3EA (“Tesla”);

(2)	VIEWRAY INCORPORATED, a Delaware corporation with file number 4450114 and whose principal place of business is 2000 Auburn Drive, Beachwood, OH 44122, USA (“ViewRay”); and

(3)	DMH STALLARD LLP a limited liability partnership registered in England with company number OC338287 whose registered office is at 100 Queens Road, Brighton, East Sussex, BN1 3YB (“DMHS”).

Background:

(A)	Pursuant to a manufacture and supply agreement between Tesla and ViewRay dated June __, 2009 (the “Supply Agreement”), Tesla has developed certain technical information relating to the Product.

(B)	Tesla acknowledges that in certain circumstances, such information and/or documentation would be required by ViewRay in order for it to continue to exercise its rights under the Supply Agreement.

(C)	The parties therefore agree that such information and/or documentation should be placed with a trusted third party, DMHS, so that such information and/or documentation can be released to ViewRay should certain circumstances arise.

Agreement:

In consideration of the mutual undertakings and obligations contained in this Agreement, the parties agree that:

1.	Definitions and Interpretation

1.1	In this Agreement the following terms shall have the following meanings:

“Affiliate” bears the same meaning as in the Supply Agreement.

“Agreement” means the terms and conditions of this escrow agreement set out below, including the schedules hereto.

“Business Day” bears the same meaning as in the Supply Agreement.

“Confidential Information” bears the same meaning as in the Supply Agreement.

“Intellectual Property Rights” bears the same meaning as in the Supply Agreement.

“Deposit Materials” bears the same meaning as in the Supply Agreement.

“Fee” means the sum of £1,000 (one thousand pounds) excluding value added tax.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Product” bears the same meaning as in the Supply Agreement.

“Release Event” bears the meaning ascribed in clause 6.1.

“Release Fee” means the sum of $5,000,000 (five million dollars) excluding value added tax.

“Release Purposes” means the purposes set forth in Section 3.10(d) of the Supply Agreement.

“Storage Facility” means the third party storage facility used by DMHS for the storage of its clients’ documents and property.

“Supply Agreement” is as defined in the background to this Agreement.

“Third Party Material” means any materials which are not the confidential information and intellectual property of Tesla or ViewRay.

1.2	This Agreement shall be interpreted in accordance with the following:

1.2.1	headings are for ease of reference only and shall not be taken into consideration in the interpretation of this Agreement;

1.2.2	all references to clauses and schedules are references to clauses and schedules of this Agreement; and

1.2.3	all references to a party or parties are references to a party or parties to this Agreement.

2.	Tesla’s Duties and Warranties

2.1	Tesla shall:

2.1.1	deliver a copy of the Deposit Materials to DMHS within 40 Business Days of the date the design for the Product is completed;

2.1.2	deliver further copies of the Deposit Materials to DMHS each time that there is a change to the Product;

2.1.3	ensure that each copy of the Deposit Materials deposited with DMHS comprises the design materials for the latest version of the Product used by ViewRay;

2.1.4	deliver a replacement copy of the Deposit Materials to DMHS within 14 days of a notice given to it by DMHS under the provisions of clause 4.1.3;

2.1.5	deliver with each deposit of the Deposit Materials details of the deposit including version details, media type and the number of drawings;

2.1.6	deliver with each deposit of the Deposit Materials the following technical information (where applicable):

a)	documentation describing the procedures for building installing the Product, including tooling requirements; and

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

b)	name and contact details of employees with knowledge of how to maintain and support the Deposit Materials.

2.2	Tesla warrants to both DMHS and ViewRay at the time of each deposit of the Deposit Materials with DMHS that:

2.2.1	in entering into this Agreement and performing its obligations under it, it is not in breach of any of its ongoing express or implied obligations to any third party(s); and

2.2.2	the Deposit Materials deposited under clause 2.1 contains all information in a form and on suitable media to enable a reasonably skilled engineer to understand and manufacture Product conforming to the Specifications (as defined in the Supply Agreement).

3.	ViewRay’s Responsibilities and Undertakings

3.1	ViewRay shall notify DMHS of any change to the Product that necessitates a replacement deposit of the Deposit Materials.

3.2	In the event that the Deposit Materials is released under clause 6, ViewRay shall:

3.2.1	keep the Deposit Materials confidential at all times;

3.2.2	use the Deposit Materials only for the Release Purposes;

3.2.3	not disclose the Deposit Materials to any person save such of ViewRay’s employees or contractors who need to know the same for the Release Purposes. In the event that Deposit Materials is disclosed to its employees or contractors, ViewRay shall ensure that they are bound by the same confidentiality obligations as are contained in this clause 3.2;

3.2.4	hold all media containing the Deposit Materials in a safe and secure environment when not in use; and

3.2.5	immediately destroy the Deposit Materials should ViewRay cease to be entitled to use the Product under the terms of the Supply Agreement subject to the receipt of either written instructions signed by both ViewRay and Tesla or a binding decision from an arbitration body under Section 10.2 of the Supply Agreement that ViewRay is not entitled to use the Product which decision is delivered in writing.

4.	DMHS’s Duties

4.1	DMHS shall:

4.1.1	at all times during the term of this Agreement, retain the latest deposit of the Deposit Materials in its Storage Facility;

4.1.2	inform Tesla and ViewRay of the receipt of any deposit of the Deposit Materials by sending written notice to both parties; and

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.1.3	notify Tesla and ViewRay if it becomes aware at any time during the term of this Agreement that the copy of the Deposit Materials held by it has been lost, damaged or destroyed so that a replacement may be obtained.

4.2	In the event of failure by Tesla to deposit within six months of the Effective Date (as defined in the Supply Agreement) any Deposit Materials with DMHS, DMHS shall not be responsible for procuring such deposit but shall notify ViewRay of Tesla’s failure to deposit any Deposit Materials.

4.3	DMHS has the right to make such copies of the Deposit Materials as may be necessary solely for the purposes of this Agreement.

4.4	DMHS makes no warranties or representations as to the suitability or otherwise of the Storage Facility for the storage of the Deposit Materials. DMHS shall, however, use its reasonable endeavours to procure that the owner of the Storage Facility maintains a safe and secure environment for such storage.

4.5	Other than arranging for the transfer to and retention of the Deposit Materials at the Storage Facility, DMHS shall take no other action in relation to the Deposit Materials unless:

4.5.1	authorised to do so in writing by both Tesla and ViewRay; or

4.5.2	a Release Event occurs.

5.	Payment

5.1	On execution of this Agreement Tesla shall pay the Fee to DMHS and ViewRay shall reimburse the Fee in full to Tesla within 30 days of its invoice.

5.2	On release of the Deposit Materials to ViewRay pursuant to clause 6, ViewRay shall pay all those reasonable costs that DMHS incurs in releasing the Deposit Materials from the Storage Facility but in no event shall such costs exceed £1,000 excluding VAT .

5.3	DMHS reserves the right to charge interest in respect of the late payment of any sum due to it under this Agreement (both before and after judgement) either at the rate of 4% per annum over the prevailing base rate of NatWest or at the rate prescribed under the Late Payment of Commercial Debt (Interest) Act 1998 and any such interest shall accrue on a daily basis from the due date until full payment.

6.	Release Events

6.1	Subject to: (i) the remaining provisions of this clause 6; (ii) the receipt by Tesla of the Release Fee and (iii) delivery by Tesla to ViewRay of all of Tesla’s applicable tools, dies, fixtures, drawings, and other information and tangible items necessary to manufacture Products that conform to the Specifications as provided under Section 3.10(b) of the Supply Agreement, DMHS will release the Deposit Materials to a duly authorised officer of ViewRay if any of the following events (“Release Event(s)”) occur:

6.1.1	If:

a)	ViewRay notifies Tesla that ViewRay will manufacture the Products itself or through a third party;

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

b)	Tesla is in breach of its obligations under the Supply Agreement and fails to cure such breach within the time period set forth in Section 9.2 of the Supply Agreement, and then upon the date such cure period has elapsed; or

c)	Tesla makes a general assignment for the benefit of its creditors or a receiver or administrative receiver is appointed over any of Tesla’s assets, or an order is made or any petition is presented (other than a petition which is discharged within 60 days of its presentation and before it is advertised) by Tesla, any creditor or otherwise, for the winding up, dissolution, liquidation or reconstruction of Tesla or for the making of an administration order in relation to Tesla or the freezing or other attachment of Tesla’s assets, or any resolution is passed for the voluntary winding up of Tesla; or any proceeding or step analogous to any of the foregoing events or circumstances described in this clause 6.1.1(b) is taken in any jurisdiction, and then upon the occurrence of such event or circumstances, save in the case of the presentation of a petition when the Deposit Materials shall be released to ViewRay upon the day on which the 60 day period following such presentation has elapsed without discharge PROVIDED THAT ViewRay shall not seek release of the Deposit Materials from the Escrow Agent pursuant to this clause 6.1.1(b) in the event and for so long as Tesla or any liquidator, administrator, receiver or administrative receiver or trustee in control of Tesla’s assets continues to perform (or cause Tesla to perform) Tesla’s obligations under the Supply Agreement.

6.2	ViewRay must notify DMHS of the Release Event specified in clause 6.1 by delivering to DMHS a statutory or notarised declaration (“Declaration”) made by an officer of ViewRay declaring that such Release Event has occurred, setting out the facts and circumstances of the Release Event, and certifying that the Supply Agreement was still valid and effective up to the occurrence of such Release Event.

6.3	Subject to clause 6.4, upon receipt of a Declaration from ViewRay claiming that a Release Event has occurred DMHS shall promptly submit a copy of the Declaration to Tesla by courier or other form of guaranteed delivery; and conditional upon Tesla confirming its receipt of the Release Fee from ViewRay and ViewRay confirming delivery by Tesla to ViewRay of all of Tesla’s applicable tools, dies, fixtures, drawings, and other information and tangible items necessary to manufacture Products that conform to the Specifications as provided under Section 3.10(b) of the Supply Agreement, DMHS will, on the expiry of a period of 20 Business Days from and including the date that DMHS submitted the Declaration to Tesla, release the Deposit Materials to ViewRay for its use for the Release Purposes.

6.4	DMHS shall not release the Deposit Materials if, within 14 days after the date of despatch of the Declaration made by DMHS under clause 6.3, DMHS receives a counter-notice signed by a duly authorised officer of Tesla stating that in their view no such Release Event has occurred or, if appropriate, that the event or circumstance giving rise to the Release Event has been rectified.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.5	Upon receipt of the counter-notice from Tesla under clause 6.4, DMHS shall promptly send a copy of the counter-notice (and any supporting evidence) to ViewRay by courier or other form of guaranteed delivery and Tesla and/or ViewRay shall invoke the dispute resolution procedure under Section 10.2 of the Supply Agreement.

6.6	If, within 90 days of despatch of the counter-notice by DMHS to ViewRay, Tesla and/or ViewRay have not invoked the dispute resolution procedure under clause 10.2 of the Supply Agreement, the Declaration submitted by ViewRay will be deemed to have waived its right to release of the Deposit Materials for the particular reason or event specified in the original Declaration.

6.7	For the avoidance of doubt, where a Release Event has occurred, a subsequent assignment of the Intellectual Property Rights in the Deposit Materials shall not prejudice ViewRay’s right to release of the Deposit Materials and its use for the Release Purposes.

7.	Confidentiality

7.1	The Deposit Materials shall remain at all times the confidential and intellectual property of Tesla.

7.2	In the event that DMHS releases the Deposit Materials to ViewRay, ViewRay shall be permitted to use the Deposit Materials only for the Release Purposes.

7.3	DMHS agrees to keep all Confidential Information relating to the Deposit Materials and/or the Product that comes into its possession or to its knowledge under this Agreement in confidence. DMHS further agrees not to make use of such information and/or documentation other than for the purposes of this Agreement and, unless the parties should agree otherwise in writing, will not disclose or release it other than in accordance with the terms of this Agreement.

8.	Intellectual Property Rights

The release of the Deposit Materials to ViewRay will not act as an assignment of any Intellectual Property Rights that Tesla or any third party possesses in the Deposit Materials.

9.	DMHS’s Liability

9.1	Nothing in this clause 9 excludes or limits the liability of DMHS for fraudulent misrepresentation or for death or personal injury caused by DMHS’s negligence. Save as aforesaid the following provisions set out the entire financial liability of DMHS (including any liability for the acts or omissions of its members, employees, agents and sub-contractors) to the other parties:

9.1.1	DMHS shall not be liable for any loss or damage caused to either Tesla or ViewRay either jointly or severally except to the extent that such loss or damage is caused by the negligent acts or omissions of or a breach of any contractual duty by DMHS, its members, employees, agents or sub-contractors and in such event DMHS’s total liability in respect of all claims arising under or by virtue of this Agreement or in connection with the performance or contemplated performance of this Agreement, shall not exceed the sum of £1,000 (one thousand pounds); and

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.1.2	DMHS shall not be liable to Tesla or ViewRay for any indirect or consequential loss or damage whether for loss of profit, loss of business, depletion of goodwill or otherwise whatsoever or howsoever caused which arise out of or in connection with this Agreement even if such loss was reasonably foreseeable or DMHS had been advised of the possibility of incurring the same by Tesla, ViewRay or any third party.

9.2	DMHS shall not be liable in any way to Tesla or ViewRay for acting in accordance with the terms of this Agreement and specifically (without limitation) for acting upon any notice, written request, waiver, consent, receipt, statutory declaration or any other document furnished to it pursuant to and in accordance with this Agreement.

9.3	DMHS shall not be required to make any investigation into and shall be entitled in good faith without incurring any liability to Tesla or ViewRay to assume (without requesting evidence thereof) the validity, authenticity, veracity and due and authorised execution of any documents, written requests, waivers, consents, receipts, statutory declarations or notices received by it in respect of this Agreement.

10.	Indemnity

10.1	Save for any claim falling within the provisions of clause 9.1.1, Tesla and ViewRay jointly and severally agree at all times to indemnify and hold harmless DMHS in respect of all of its legal and all other costs, fees and expenses incurred directly or indirectly as a result of being brought into or otherwise becoming involved in any form of dispute resolution proceedings or any litigation of any kind between Tesla and ViewRay in relation to this Agreement to the extent that this Agreement does not otherwise provide for reimbursement of such costs.

10.2	Tesla shall assume all liability and shall at all times indemnify and hold harmless DMHS and its officers, members, agents, sub-contractors and employees from and against any and all liability, loss, damages, costs, legal costs, professional and other expenses and any other liabilities of whatever nature, awarded against or agreed to be paid or otherwise suffered, incurred or sustained by DMHS, whether direct, indirect or consequential as a result of or in connection with any claim by any third party(s) for alleged or actual infringement of Intellectual Property Rights arising out of or in connection with all and any acts or omissions of DMHS in respect of the Deposit Materials as contemplated under this Agreement.

11.	Term and Termination

11.1	This Agreement shall continue until terminated in accordance with this clause 11.

11.2

Notwithstanding any other provision of this clause 11, DMHS may terminate this Agreement by giving 60 days’ written notice to Tesla and ViewRay. In that event, Tesla and ViewRay shall promptly appoint a mutually acceptable new custodian on similar terms and conditions to those contained herein. If DMHS is notified of the new custodian within the 60 day notice period, DMHS will forthwith deliver the Deposit Materials to the new custodian. If DMHS is not notified of the new custodian within the 60 day notice

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

period, DMHS will release the Deposit Materials to Iron Mountain (UK) Limited, trading as Iron Mountain Intellectual Property Management, Inc. to serve as custodian under its then standard form of Three-Party Escrow Service Agreement save that such agreement shall be amended so that the Release Events are identical to those set out in section 6.1 of this agreement and, in such circumstances, ViewRay agrees that it shall bear all costs for the appointment Iron Mountain (UK) Limited as the new custodian.

11.3	ViewRay may terminate this Agreement at any time by giving written notice to DMHS. Upon such termination, DMHS will return the Deposit Materials to Tesla.

11.4	If the Supply Agreement has expired or has been lawfully terminated, then ViewRay shall give notice to DMHS within 14 days thereof to terminate this Agreement, failing which, Tesla shall be entitled to give written notice to DMHS to terminate this Agreement. Upon receipt of such a notice from Tesla, DMHS shall notify ViewRay of Tesla’s notice to terminate. Unless within 14 days of DMHS giving such notice to ViewRay, DMUS receives a counter-notice signed by a duly authorised officer of ViewRay disputing the termination of the Supply Agreement, then ViewRay shall be deemed to have consented to such termination and this Agreement shall immediately automatically terminate. Any disputes arising under this clause shall be dealt with in accordance with the dispute resolution procedure in clause 10.2 of the Supply Agreement. Upon termination under this clause, DMHS shall return the Deposit Materials to Tesla.

11.5	Subject to clause 11.6, Tesla may only terminate this Agreement with the written consent of ViewRay.

11.6	This Agreement shall automatically immediately terminate upon release of the Deposit Materials to ViewRay in accordance with clause 6.

11.7	If this Agreement is superseded and replaced by a new agreement in respect of the Deposit Materials, this Agreement shall, upon the coming into force of the new agreement, automatically terminate. The relevant party or parties shall request DMHS to either transfer the Deposit Materials to the new agreement or ask Tesla under the new agreement to deposit new material. If new material is deposited, upon its receipt, DMHS shall, unless otherwise instructed, destroy the Deposit Materials.

11.8	The provisions of clauses 1, 3.2, 7, 8, 9, 10, 11.9, 11.10 and 12 shall continue in full force after termination of this Agreement.

11.9	The termination of this Agreement, however arising, shall be without prejudice to the rights accrued to the parties prior to termination.

12.	General

12.1	A party shall notify the other parties to this Agreement, within 30 days of its occurrence, of any of the following:

12.1.1	a change of its name, registered office, contact address or other contact details; and

12.1.2	any material change in its circumstances that may affect the validity or operation of this Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.2	The formation, existence, construction, performance, validity and all other aspects of this Agreement shall be governed by and construed in accordance with the laws of England and the parties submit to the exclusive jurisdiction of the English courts.

12.3	This Agreement, represents the whole agreement relating to the escrow arrangements between DMHS and the other parties for the Product and shall supersede all prior agreements, discussions, arrangements, representations, negotiations and undertakings. In the event of any conflict between any of these documents, the terms of this Agreement shall prevail.

12.4	Unless the provisions of this Agreement otherwise provide, any notice or other communication required or permitted to be given or made in writing hereunder shall be validly given or made if delivered by hand or courier or if despatched by first class recorded delivery (airmail if overseas) addressed to the address specified for the parties in this Agreement (or such other address as may be notified to the parties from time to time) or if sent by facsimile message to such facsimile number as has been notified to the parties from time to time and shall be deemed to have been received:

(i)	if delivered by hand or courier, at the time of delivery;

(ii)	if sent by first class recorded delivery (airmail if overseas), 2 Business Days after posting (6 days if sent by airmail);

(iii)	if sent by facsimile, at the time of completion of the transmission of the facsimile with facsimile machine confirmation of transmission to the correct facsimile number of all pages of the notice.

12.5	Tesla and ViewRay shall not assign, transfer or subcontract this Agreement or any rights or obligations thereunder without the prior written consent of the other parties, which shall not be unreasonably withheld or delayed; provided, that either Tesla or ViewRay may assign this Agreement without the consent of the other parties to an Affiliate or in connection with any merger, acquisition, or sale of a majority of such party’s voting stock or a sale of substantially all such party’s assets; provided, further, that in each instance the assignee expressly assumes all obligations imposed on the assigning party by this Agreement in writing and the other party is notified in advance of such assignment.

12.6	DMHS shall be entitled to transfer or assign this Agreement upon written notice to both Tesla and ViewRay, and their mutual consent with respect to the identity of any such assignee or transferee; provided, that unless both ViewRay and Tesla consent to such assignment or transfer the proposed assignment shall be subject to clause 11.2 and the Chief Executive for the time being of the Institute of Engineering and Technology (or successor body) shall appoint a suitable custodian to perform the obligations of DMHS upon terms similar to those set forth in this Agreement.

12.7	This Agreement shall be binding upon and survive for the benefit of the successors in title and permitted assigns of the parties.

12.8

If any provision of this Agreement is declared too broad in any respect to permit enforcement to its full extent, the parties agree that such provision shall be enforced to the maximum extent permitted by law and that such provision shall be deemed to be varied accordingly. If any provision of this Agreement is found by any court, tribunal or administrative body of competent jurisdiction to be wholly or partly illegal, invalid, void

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

or unenforceable, it shall, to the extent of such illegality, invalidity or unenforceability, be deemed severable and the remaining part of the provision and the rest of the provisions of this Agreement shall continue in full force and effect.

12.9	Save as expressly provided in this Agreement, no amendment or variation of this Agreement shall be effective unless in writing and signed by a duly authorised representative of each of the parties to it.

12.10	The parties shall not be liable to each other or be deemed to be in breach of this Agreement by reason of any delay in performing, or failure to perform, any of their obligations under this Agreement if the delay or failure was for a reason beyond that party’s reasonable control (including, without limitation, fire, flood, explosion, epidemic, riot, civil commotion, any strike, lockout or other industrial action, act of God, war or warlike hostilities or threat of war, terrorist activities, accidental or malicious damage, or any prohibition or restriction by any governments or other legal authority which affects this Agreement and which is not in force on the date of this Agreement). A party claiming to be unable to perform its obligations under this Agreement (either on time or at all) in any of the circumstances set out above must notify the other parties of the nature and extent of the circumstances in question as soon as practicable. If such circumstances continue for more than six months, any of the other parties shall be entitled to terminate this Agreement by giving one month’s notice in writing.

12.11	No waiver by any party of any breach of any provisions of this Agreement shall be deemed to be a waiver of any subsequent or other breach and, subject to clause 6.6, no failure to exercise or delay in exercising any right or remedy under this Agreement shall constitute a waiver thereof.

12.12	This Agreement is not intended to create any right under the Contracts (Rights of Third Parties) Act 1999 which is enforceable by any person who is not a party to this Agreement and the rights of any third party under the said act are hereby expressly excluded.

12.13	This Agreement may be executed in any number of counterparts and by different parties in separate counterparts. Each counterpart when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Signed for and on behalf of TESLA ENGINEERING LIMITED

Name:	/s/ S.A. Bates
Position	Operations Director
(Authorised Signatory)

Signed for and on behalf of VIEWRAY INCORPORATED

Name:	/s/ Greg Ayers
Position	CEO
(Authorised Signatory)

Signed for and on behalf of DMHSTALLARD LLP

Name:	/s/ Authorized Signatory
Position	Partner
(Authorised Signatory)

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 4a

Tesla’s IP & Patents

Know How

1.	[***]

PATENT LIST

[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 4b

•	[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Attachment 5

Quality

1.	[***]

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.